Exhibit 99.1

INFORMATION RELEASE

Contact: Bryan Carey Interim Senior Vice President and Chief Financial Officer (239) 931-7281 bcarey@rtsx.com	Investors: Amy Glynn / Nick Laudico The Ruth Group 646-536-7023 / 7030 aglynn@theruthgroup.com nlaudico@theruthgroup.com

RADIATION THERAPY SERVICES INCREASES REVOLVER BY $50 MILLION
TO SUPPORT CONTINUED GROWTH

Amends Senior Credit Facility for Additional Flexibility; Extends to 2014

FORT MYERS, FL, October 3, 2011 — Radiation Therapy Services Holdings, Inc, a leading operator of radiation therapy centers, announced today that it has secured an additional $50 million of financing by increasing its revolving credit facilities.  The Company also completed the amendment of certain covenants of its Senior Credit Agreement, providing additional financial flexibility and extending the majority of its existing revolving credit commitments until 2014.

Dr. Daniel Dosoretz, President and CEO of Radiation Therapy Services commented, “We are extremely pleased to secure this incremental financing and amend our senior credit facility. The $50 million increase to our revolver provides us with access to additional dry powder and the revised covenants give us greater flexibility to grow our business. The investments we are making in technology, referral marketing, operations and information systems will enable us to accelerate the delivery of advanced care to the patients and communities we serve today as well as in the future.”

“Furthermore, we are now in a much stronger position to actively pursue acquisition and joint venture opportunities in the United States and Latin America.  These opportunities include free standing centers, as well as hospital and physician joint ventures where we can deliver our advanced academic level clinical protocols in a community setting. We continue to be the leader in the large and growing radiation therapy market and are excited about the growth ahead,” concluded Dr. Dosoretz.

Wells Fargo Securities, LLC led the amendment and extension of the existing revolving credit commitments. SunTrust Bank provided the $50 million incremental commitment and SunTrust Robinson Humphrey and Wells Fargo Securities, LLC were joint lead arrangers.

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services Holdings, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of advanced radiation therapy services to cancer patients. In total, the Company operates 121 treatment centers, including 94 centers located in 16 U.S. states, 26 centers located in six countries in Latin America and 1 center located in India.  The Company is headquartered in Fort Myers, Florida.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  These statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2011.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to the Company’s actual financial results and those risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

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